UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 __________________
FORM 8-K
__________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
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Date of report (Date of earliest event reported): June 12, 2014
 AMERICAN RESIDENTIAL PROPERTIES, INC.
(Exact name of Registrant as specified in its charter)
 __________________

Maryland	001-35899	45-4941882
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

7047 East Greenway Parkway, Suite 350
Scottsdale, AZ 85254
(Address of principal executive offices) (Zip code)

(480) 474-4800
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On June 17, 2014, American Residential Properties, Inc. (the “Company”) issued a press release announcing that it has hired Patricia B. Dietz as its General Counsel, Chief Compliance Officer and Secretary. The Company entered into an Executive Severance and Change in Control Vesting Agreement with Ms. Dietz on June 12, 2014, which will become effective as of July 7, 2014 (the “Agreement”). The terms of the Agreement will apply during the term of Ms. Dietz’s employment with the Company. Under the terms of the Agreement, Ms. Dietz will be entitled to receive:

•
an annual salary of $225,000 per year, which may be increased from time to time in subsequent years by an amount and on such conditions as may be approved by the Board of Directors or the Compensation Committee of the Board of Directors;

•
an initial award of LTIP units pursuant to the Company’s 2012 Equity Incentive Plan valued at $100,000 based on the average closing price of the Company’s common stock on the NYSE during the ten (10) trading days immediately preceding the grant date of July 7, 2014. These LTIP Units will be subject to forfeiture restrictions that will lapse (which we refer to as vesting) in equal one-third installments on each of the first three anniversaries of the grant date, subject to Ms. Dietz’s continued employment until the applicable vesting date. The LTIP units are subject to accelerated vesting in the event of termination of Ms. Dietz’s employment by the Company without cause, resignation by Ms. Dietz with good reason, termination of Ms. Dietz’s employment due to death or disability or in the event of change in control of the Company;

•	annual cash bonuses upon approval by the Compensation Committee at its discretion, with an initial target level equal to 40% of the annual salary; and

•
participation in any group life, hospitalization or disability insurance plan, health program, pension and profit sharing plan, 401(k) plan, relocation program and similar benefits that may be available to other senior executives of the Company generally, on the same terms as may be applicable to such other executives.

In the event that Ms. Dietz’s employment is terminated without cause or she resigns with good reason, she will be entitled to receive severance benefits equal to:

•
her annual salary and annual bonus earned and accrued prior to the date of termination, and all other benefits that are earned and accrued under the Agreement and under applicable Company benefit plans prior to the date of termination, and reimbursement of expenses incurred by Ms. Dietz prior to the date of such termination for expenses that are reimbursable expenses under the terms of the Agreement;

•
subject to her signing and the effectiveness of a general release of claims in favor of the Company, a cash payment equal to the sum of (A) Ms. Dietz’s annual salary as in effect on the effective date of termination, plus (B) the average annual bonus actually paid for the two fiscal years preceding the date of termination, payable in 12 equal monthly installments. If the date of termination occurs before annual bonuses have been paid for two fiscal years, then the average annual bonus will equal the most recently paid annual bonus unless the date of termination occurs before any annual bonus has been paid, in which case the average annual bonus will be based on the initial target level referenced above; and

•	accelerated vesting of any unvested equity awards.
In the event that Ms. Dietz’s employment is terminated for cause, Ms. Dietz will only be entitled to receive her annual salary and annual bonus earned and accrued prior to the date of termination and reimbursable expenses incurred prior to the date of termination.
In the event of a change in control of the Company, any unvested equity awards will vest immediately prior to the change in control event.

Following her termination, Ms. Dietz will be subject to certain non-competition and non-solicitation restrictions for a period of:

•	one year following a termination of her employment by the Company without cause or resignation by her with good reason, and

•
180 days following a termination of her employment by the Company for cause or resignation by her for any reason other than disability or without good reason if the Company pays Ms. Dietz her annual salary for that 180-day period, and the Company will have the option to extend the period for up to an additional 180 days if the Company pays Ms. Dietz her annual salary and a pro rated portion of her annual bonus at the then-applicable target level during such extended period.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 7.01. Regulation FD Disclosure.
On June 17, 2014, the Company issued a press release announcing that it has hired Patricia B. Dietz as its General Counsel, Chief Compliance Officer and Secretary. A copy of that press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Executive Severance and Change in Control Vesting Agreement, dated as of June 12, 2014 and effective July 7, 2014, by and between American Residential Properties, Inc. and Patricia B. Dietz.
99.1	Press release announcing the appointment of Patricia B. Dietz as the Company’s General Counsel, Chief Compliance Officer and Secretary.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN RESIDENTIAL PROPERTIES, INC.

June 17, 2014	By:	/s/ Stephen G. Schmitz
Name: Stephen G. Schmitz
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Executive Severance and Change in Control Vesting Agreement, dated as of June 12, 2014 and effective July 7, 2014, by and between American Residential Properties, Inc. and Patricia B. Dietz.
99.1	Press release announcing the appointment of Patricia B. Dietz as the Company’s General Counsel, Chief Compliance Officer and Secretary.